SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: February 21, 2006

                          MSGI SECURITY SOLUTIONS, INC.

               (Exact name of Registrant as specified in charter)



  Nevada                       0-16730                 88-0085608
--------------------------------------------------------------------------------
(State or other              (Commission              (I.R.S. Employer
jurisdiction of              File No.)              Identification No.)
incorporation)


                               575 Madison Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  917-339-7134
              (Registrant's telephone number, including area code)



Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation
Item 3.02 Unregistered Sales of Equity Securities

On February 21, 2006, MSGI Security Solutions, Inc. (the "Company") held the first closing (the "Initial Closing") on a bridge loan transaction, pursuant to a Bridge Loan Agreement, to be secured with individual promissory notes, with certain accredited investors. vFinance Investments, Inc. acted as the placement agent (the "Placement Agent") in the transaction.

The terms of the Bridge Loan Agreement allow for the investors to lend up to a maximum aggregate total of $820,000 in exchange for promissory notes having a principal amount of $100,000 for every $82,000 of funds borrowed at the stated maturity dates, thus creating a maximum potential aggregate principal obligation by the Company of $1.0 million. As of the date of this filing, the Company has held the first closing totaling an aggregate obligation of approximately $280,000. The terms of each note issued pursuant to the Bridge Loan Agreement call for a maturity date of the earlier of February 21, 2007 (the first anniversary of the initial closing date), the date on which the Company enters into any equity transaction that results in funding of at least $1.0 million in aggregate or the date of any default of the terms of the promissory notes by the Company. No additional interest above the principal amount accrues on any individual promissory note until the stated maturity date. After the maturity date, interest shall accrue at a rate equal to 18% per annum or the highest rate allowed by law, whichever is lower. Interest, if any, will accrue on a daily basis and payable in cash, until such time as the outstanding balances are paid. The holder of any individual promissory note may demand payment of all or any portion of the note, together with any accrued interest and any other amounts due, as of the maturity date or any date thereafter. The Company may prepay, in whole or in part, the outstanding obligation of any of the notes, at any time prior to the maturity date.

The Company is currently in negotiations with five parties regarding a capital infusion through the sale of a minority interest in MSGI Italia, Srl, a wholly owned subsidiary of the Company, to a strategic equity investor. The bridge is intended to assist the Company in meeting certain obligations during the aforementioned negotiation period. No assurance can be given that MSGI Italia, Srl will enter into a future transaction for the sale of a minority interest in MSGI Italia, Srl.

In addition, per the terms of the Bridge Loan Agreement, warrants to purchase shares of the Company's common stock in the aggregate of up to a maximum of 600,000 shares have been or will be issued to holders of any notes on the date of issuance of the notes. Each note holder shall receive a pro rata allocation of warrants equal to a portion of the aggregate total of up to a maximum of 600,000 shares corresponding to the ratio of the individual notes to the aggregate promissory notes total of $1.0 million. The warrants shall have an exercise price of $6.50 and have a term of 5 years. Each of the warrants is exercisable at the earlier of 65 days after the issuance date or the effective date of the required registration statement for the common shares underlying the warrants. The parties have also entered into a registration rights agreement pursuant to which the Company must file a registration statement covering the common shares underlying the warrants within 180 days of the Initial Closing of the promissory notes, and also granted "piggyback" registration rights. The warrants may be exercised on a cashless basis if a year has passed since the issuance of the warrants, and there is not an effective registration statement covering the shares. In addition, the Company will be required to make penalty payments to the investors if the registration statement is not timely filed or effective, in accordance with the terms of the registration rights agreement.

Further, per the terms of the Bridge Loan Agreement, a cash fee equal to 7.5% of the value of the issued promissory notes is being paid to the Placement Agent. In addition, warrants for the purchase of shares of the Company's common stock, in the aggregate of 75,000 shares, are being issued to the Placement Agent. upon closing of the individual promissory notes. The Placement Agent shall receive an allocation of warrants equal to a portion of the aggregate total of 75,000 shares corresponding to the ratio of the individual notes issued to the aggregate promissory notes total of $1.0 million. The warrants have piggy back registration rights for the shares issuable on their exercise and otherwise generally carry the same terms as those issued to the holders of the promissory notes as stated above.


The issuance of the notes and warrants constituted a private placement and therefore was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The foregoing summary is qualified in its entirety by the Form of Bridge Loan Agreement, the Form of Promissory Note, the Form of Warrant and the Form of Registration Rights Agreement incorporated herein as Exhibits 2.1, 2.2, 2.3 and
2.4 respectively.




Exhibit No.

10.1 Form of Bridge Loan Agreement (certain Annexes are omitted from this filing but will be filed with the Commission supplementally upon request).
10.2 Form of Promissory Note
10.3 Form of Warrant
10.4 Form of Registration Rights Agreement








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              MSGI SECURITY SOLUTIONS, INC.

Date: February 27, 2006                     By: /s/  Richard J. Mitchell III
                                                ----------------------------
                                            Name:    Richard J. Mitchell III
                                            Title:   Chief Accounting Officer








                                  EXHIBIT INDEX

Exhibit No.                    Description of Exhibit

2.1 Form of Bridge Loan Agreement (certain Annexes are omitted from this filing, but will be filed with the Commission supplementally upon request).

2.2 Form of Promissory Note

2.3 Form of Warrant

2.4 Form of Registration Rights Agreement


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